Exhibit 99.1

Liberty Global Reports Q1 2020 Results

Giga-ready networks proving resilient amidst COVID-19 usage surge
Repurchased nearly $500 million of shares through the end of April
Q1 operating income up 166% year-over-year to $280.6 million

Denver, Colorado: May 6, 2020
Liberty Global plc today announced its Q1 2020 financial results. Our former operations in Austria, Germany, Hungary, Romania and the Czech Republic, along with our DTH business (collectively, the "Discontinued Operations") are presented as discontinued operations for the three months ended March 31, 2019. Unless otherwise indicated, the information in this release relates only to our continuing operations.
CEO Mike Fries stated, "Along with the rest of the world, we’ve been focused in recent weeks on tackling the challenges associated with the COVID-19 pandemic. We have been primarily concerned with ensuring the health and safety of our employees and providing robust and reliable connectivity for our customers. I am happy to report that our broadband networks have readily absorbed increases exceeding 20% in downstream and 50% in upstream bandwidth across our footprint. Our recent investments in infrastructure, gigabit speeds and connectivity products have proven invaluable to our customers.
In addition to delivering critical telecommunications services, we have launched a number of initiatives aimed at enhancing our customers’ experience during these difficult times. At Virgin Media, for example, we have provided free kids programming, greater connectivity to critical public services such as NHS hospitals and bigger data packages for our mobile customers. On the continent, Telenet and UPC have launched similar plans ranging from free broadband speed increases to improved connectivity for nursing care facilities so that families can stay in touch with their loved ones virtually. Connectivity is at the heart of our company and we remain unwavering in our commitment to providing our customers and communities with the very best broadband experience possible, especially now.
As a critical service provider with limited exposure to those sectors of the economy most impacted by the pandemic, our Q1 results were broadly in-line with our expectations. At Virgin Media, we held our fixed-line customer base largely flat while increasing customer ARPU 1.2%. Virgin also delivered a record 72,000 postpaid mobile additions in Q1, bringing our FMC penetration to 22%, up 250 basis point from Q1’19. This result was powered by our Oomph! FMC bundles which feature super-fast broadband speeds combined with attractive mobile offers. We saw continued progress at UPC Switzerland as our fixed-line customer losses nearly halved year over year and our FMC penetration increased to 21%, up from 15% twelve months ago. Our Swiss operation continues to track to plan despite increased competition in the market and we remain particularly encouraged by the free cash flow profile of the business. And in Belgium, we experienced a similar trend with a small decline in fixed customers offset by an increase in customer ARPU. On the mobile front, Telenet added 6,000 mobile subscribers in the quarter, pushing FMC penetration to 45%, up from 42% in Q1 2019.
We are still assessing the medium-term impact from the COVID-19 crisis on our financial guidance and expect to update investors on our second quarter earnings call. For now, however, we remain encouraged by our operating prospects and do not currently see the need to change or suspend our full-year guidance. Meanwhile, our balance sheet remains in great shape and we have over $10 billion of liquidity. We did remain active on share buybacks, spending nearly $500 million from mid-February until the end of April, during which time we acquired nearly 29 million shares at an average price of approximately $16.75."

Q1 Highlights

•Q1 reported revenue growth of 0.3%; rebased1 revenue decrease of 0.3%
•Q1 operating income increased 166% YoY to $280.6 million
•Q1 rebased1 OCF2 declined 3.6% to $1,150.3 million
•Q1 property & equipment additions spend at 22.8% of revenue as compared to 24.4% in Q1 2019
•Built 123,000 new premises during Q1, including 93,000 new premises in the U.K. & Ireland
•Solid balance sheet with $10.3 billion of liquidity3

◦	Comprising $5.4 billion of cash, $2.0 billion of investments held under Separately Managed Accounts (SMAs) and $2.9 billion of unused borrowing capacity
•Net leverage4 of 3.7x
•Fully-swapped borrowing cost of 4.1% on debt balance of $26.9 billion
•Repurchased nearly $500 million of stock through April 30, 2020

Liberty Global (continuing operations)	Q1 2020	Q1 2019	YoY Growth (reported)	YoY Growth (rebased)

Customers
Organic Customer Losses	(18,900)	(1,700)	(1,011.8%)

Financial (in millions, except percentages)
Revenue	$2,875.8	$2,868.0	0.3%	(0.3%)
Operating income	$280.6	$105.5	166.0%
OCF	$1,150.3	$1,183.3	(2.8%)	(3.6%)
P&E additions	$654.4	$698.6	(6.3%)
OFCF	$495.9	$484.7	2.3%	(2.4%)

Cash provided by operating activities	$449.8	$306.3	46.8%
Cash used by investing activities	$(2,349.2)	$(367.7)	(538.9)%
Cash used by financing activities	$(783.2)	$(737.5)	(6.2)%

Adjusted FCF(i)	$(317.0)	$(558.7)	43.3%

(i)
Adjusted FCF for the three months ended March 31, 2019 is presented on a pro forma basis, which gives pro forma effect to certain adjustments to our recurring cash flows that we have or expect to realize following the disposition of the Discontinued Operations. For additional details, see the information and reconciliation included within the Glossary.

Customer Growth

	Three months ended
	March 31,
	2020	2019

Organic customer net additions (losses) by market
U.K./Ireland	(1,100)	25,500
Belgium	(7,500)	(15,200)
Switzerland	(16,400)	(23,600)
CEE (Poland and Slovakia)	6,100	11,600
Total	(18,900)	(1,700)

•	Customer Relationships: During Q1 we lost 19,000 customer relationships, as compared to the 2,000 customer relationships we lost in the prior-year period

•	U.K./Ireland: U.K./Ireland lost 1,000 customer relationships in Q1, as growth from new build areas was offset by attrition in the non-Lightning footprint

•	Belgium: Q1 losses of 8,000 customer relationships was a significant YoY improvement as compared to a loss of 15,000 in Q1 2019, primarily driven by successful quad-play bundles

•
Switzerland: Customer attrition of 16,000 in Q1 which was a YoY improvement as compared to a loss of 24,000 in Q1 2019, as commercial momentum improved but still adversely impacted by competitive market conditions

•	CEE (Poland and Slovakia): CEE added 6,000 customer relationships in Q1, as compared to 12,000 in Q1 2019 as an increased focus on front-book ARPU led to lower gross additions

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,620.6	$1,661.3	(2.4)	(0.6)
Belgium	718.1	711.9	0.9	(0.4)
Switzerland	316.8	316.0	0.3	(2.7)
CEE	119.1	119.1	—	3.5
Central and Corporate	101.2	60.7	66.7	8.4
Intersegment eliminations	—	(1.0)	N.M.	N.M.
Total	$2,875.8	$2,868.0	0.3	(0.3)
______________________________
N.M. - Not Meaningful

•	Reported revenue for the three months ended March 31, 2020 increased 0.3% YoY

◦
The increase was primarily driven by the impact of (i) negative foreign exchange ("FX") movements, mainly related to the weakening of the British Pound and Euro against the U.S. dollar, and (ii) organic revenue contraction

•	Rebased revenue decline of 0.3% YoY in Q1 included:

◦
Favorable increase of $1.7 million in Switzerland due to the acceleration of revenue from our distribution partner for the broadcast of ice hockey. Switzerland's ice hockey league has been cancelled as a result of the COVID-19 pandemic, which resulted in the prepaid amounts for the associated sports rights that were previously scheduled to be expensed during the second quarter of 2020 to be recognized during the first quarter of 2020. Accordingly, $1.7 million of associated revenue that would have been recorded in April 2020 has been recognized during the first quarter of 2020

Q1 2020 Rebased Revenue Growth - Segment Highlights

•	U.K./Ireland: Rebased revenue decreased 0.6% YoY in Q1, with an increase in subscription revenue across the business offset by declines in both mobile and B2B non-subscription revenue

•
Belgium: Rebased revenue declined 0.4% YoY in Q1 driven by an increase in our cable and mobile subscription revenue due to continued momentum related to our FMC bundles in both the residential and the business segments and the benefit of the August 2019 rate adjustments, offset by both lower other revenue and business services revenue, mainly impacted by COVID-19

•
Switzerland: Rebased revenue declined 2.7% YoY in Q1 primarily due to the net effect of lower consumer subscription revenue as a result of 3P volume losses, partially offset by (i) continued volume related mobile service revenue growth and (ii) higher handset sales

•	CEE (Poland and Slovakia): Rebased revenue grew 3.5% YoY in Q1 due to an increase in residential cable subscription revenue driven by new build areas and growth in B2B

•	Central and Corporate: Rebased revenue increased 8.4% YoY in Q1 primarily due to an increase in CPE sales to the VodafoneZiggo JV
Operating Income

•	Operating income was $280.6 million and $105.5 million in Q1 2020 and Q1 2019, respectively, representing an increase of 166% YoY

•
The increase in operating income primarily resulted from the net effect of (i) a decrease in depreciation and amortization expense, (ii) lower impairment, restructuring and other operating items, net, (iii) lower OCF, as further described below, and (iv) a decrease in share-based compensation expense

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OCF	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$655.4	$692.2	(5.3)	(3.5)
Belgium	331.6	339.0	(2.2)	0.6
Switzerland	134.1	156.3	(14.2)	(16.0)
CEE	54.3	53.7	1.1	4.8
Central and Corporate	(25.1)	(59.3)	57.7	5.4
Intersegment eliminations	—	1.4	N.M.	N.M.
Total	$1,150.3	$1,183.3	(2.8)	(3.6)
______________________________
N.M. - Not Meaningful

•	Reported OCF for the three months ended March 31, 2020 decreased 2.8% YoY

▪	This decrease was primarily driven by (i) an organic OCF decline and (ii) the aforementioned negative impact of FX movements

•	Our rebased OCF decline of 3.6% YoY in Q1 included:

◦	The aforementioned favorable impact of a certain revenue item, as discussed in the "Revenue Highlights" section above

◦	The following current year impacts:

▪
A $13.2 million net unfavorable impact of the acceleration of certain costs for sports rights as a result of the COVID-19 pandemic. In this respect, certain sports leagues in Belgium and Switzerland have been or are expected to be cancelled. Accordingly, $14.9 million of aggregate prepaid amounts for the associated sports rights that were previously scheduled to be expensed during the second and third quarters of 2020 have been recognized during the first quarter of 2020. This increase in costs was only partially offset by the aforementioned associated $1.7 million increase in revenue in Switzerland. The acceleration in sports rights costs during Q1 will have no impact on our full-year 2020 OCF

▪	Unfavorable network tax increase of $10.0 million following an increase in the rateable value of our U.K. networks, which is being phased in over a six-year period ending in 2022
Q1 2020 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF decline of 3.5% YoY in Q1 reflects the aforementioned revenue performance and an increase in our cost base due to (i) a $10.0 million net increase in network taxes and (ii) higher mobile data and programming costs

•
Belgium: Rebased OCF growth of 0.6% YoY in Q1, largely driven by the Medialaan MVNO contract loss, certain regulatory headwinds and a decrease in our cost base due to the net effect of (i) an increase in programming and copyright costs, (ii) lower sales and marketing expenses and (iii) continued tight cost control

•	Switzerland: Rebased OCF decline of 16.0% YoY in Q1, mainly due to (i) higher interconnect and mobile handset costs and (ii) the aforementioned loss of residential cable subscription revenue

•	CEE (Poland and Slovakia): Rebased Segment OCF growth of 4.8% YoY in Q1, largely driven by the aforementioned increase in residential cable subscription revenue
OFCF Highlights
The following table presents (i) OFCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OFCF	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$308.8	$296.9	4.0	5.8
Belgium	190.0	197.3	(3.7)	(1.2)
Switzerland	64.9	97.7	(33.6)	(34.5)
CEE	35.4	32.0	10.6	15.3
Central and Corporate	(103.2)	(140.6)	26.6	2.0
Intersegment eliminations	—	1.4	N.M.	N.M.
Total	$495.9	$484.7	2.3	(2.4)
______________________________
N.M. - Not Meaningful
Net Earnings Attributable to Liberty Global Shareholders

•	Net earnings attributable to Liberty Global shareholders was $949.8 million and $7.0 million for the three months ended March 31, 2020 and 2019, respectively
Leverage and Liquidity

•	Total principal amount of debt and finance leases: $27.5 billion

•	Leverage ratios[4]: At March 31, 2020, our adjusted gross and net leverage ratios were 5.2x and 3.7x, respectively

•	Average debt tenor[5]:Over 7 years, with ~71% not due until 2026 or thereafter

•	Borrowing costs: Blended fully-swapped borrowing cost of our debt was 4.1%

•
Liquidity[3]: $10.3 billion, including (i) $5.4 billion of cash at March 31, 2020, (ii) $2.0 billion of investments held under SMAs and (iii) $2.9 billion of aggregate unused borrowing capacity[6] under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to continued network resiliency amidst the COVID-19 usage surge; expectations with respect to our share repurchase plan; expected launch of broadband speed increases and connectivity and entertainment enhancements; expectations with respect to the development, launch and benefits of our innovative and advanced products and services; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of the recent outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Lionsgate, the Formula E racing series and several regional sports networks. For more information, please visit www.libertyglobal.com or contact:
Investor Relations            Corporate Communications
Matt Coates +44 20 8483 6333        Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238        Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue, OCF and OFCF for the three months ended March 31, 2019 to (i) include the pre-acquisition revenue, OCF and P&E additions of entities acquired during 2019 in our rebased amounts for the three months ended March 31, 2019 to the same extent that the revenue, OCF and P&E additions of these entities are included in our results for the three months ended March 31, 2020, (ii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2020 and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2020. We have reflected the revenue, OCF and P&E additions of these acquired entities in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, OCF and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue, OCF and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, OCF and OFCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates:

	Three months ended March 31, 2019
	Revenue	OCF	OFCF
	in millions
Acquisitions	$31.3	$0.9	$0.9
Dispositions(i)	35.5	33.1	33.1
Foreign Currency	(50.9)	(23.4)	(10.3)
Total increase	$15.9	$10.6	$23.7
______________________

(i)
Relates to rebase adjustments for agreements to provide transitional and other services to the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2020 and 2019 periods for those services that are deemed to be temporary in nature.

Liquidity(3)
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at March 31, 2020, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at March 31, 2020:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs (ii)	Capacity (iii)	Liquidity
	in millions
Liberty Global and unrestricted subsidiaries	$5,240.0	$1,974.0	$—	$7,214.0
Virgin Media(iv)	26.2	—	1,239.8	1,266.0
UPC Holding	23.5	—	1,086.2	1,109.7
Telenet	150.8	—	554.0	704.8
Total	$5,440.5	$1,974.0	$2,880.0	$10,294.5
______________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.

(iii)
Our aggregate unused borrowing capacity of $2.9 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

(iv)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Summary of Debt & Finance Lease Obligations
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our debt and finance lease obligations at March 31, 2020:

		Finance	Debt & Finance
		Lease	Lease
	Debt(ii)	Obligations	Obligations
	in millions
Liberty Global and unrestricted subsidiaries	$1,680.2	$49.1	$1,729.3
Virgin Media	15,322.4	63.7	15,386.1
UPC Holding	4,199.0	21.1	4,220.1
Telenet	5,684.7	446.8	6,131.5
Total	$26,886.3	$580.7	$27,467.0
______________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2020	2019
	in millions, except % amounts
Customer premises equipment	$147.5	$228.6
New build & upgrade	159.5	142.4
Capacity	69.7	72.6
Baseline	137.6	128.4
Product & enablers	140.1	126.6
Total P&E additions	654.4	698.6
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(370.9)	(508.9)
Assets acquired under capital leases	(11.1)	(12.2)
Changes in current liabilities related to capital expenditures	75.4	153.8
Total capital expenditures, net(ii)	$347.8	$331.3

Capital expenditures, net:
Third-party payments	$348.3	$371.6
Proceeds received for transfers to related parties(iii)	(0.5)	(40.3)
Total capital expenditures, net	$347.8	$331.3

P&E additions as % of revenue	22.8%	24.4%
______________________________

(i)	Amounts exclude related VAT of $63.6 million and $84.8 million during the three months ended March 31, 2020 and 2019, respectively, that were also financed under these arrangements.

(ii)
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to our Discontinued Operations and the VodafoneZiggo JV, as applicable.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	Three months ended March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %

Liberty Global	$59.59	$60.20	(1.0%)	0.6%
U.K. & Ireland (Virgin Media)	£51.97	£51.36	1.2%	1.2%
Belgium (Telenet)	€58.34	€57.27	1.9%	1.9%
UPC	€37.01	€37.01	—%	(3.8%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$16.74	$16.27	2.9%	0.5%
Excluding interconnect revenue	$13.74	$13.97	(1.6%)	(1.3%)

	Consolidated Operating Data — March 31, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	14,981,500	5,516,500	5,279,200	—	3,621,800	3,621,800	4,579,100	13,480,100	3,220,400
Belgium	3,394,200	2,064,600	1,672,500	147,400	1,704,600	1,852,000	1,206,300	4,730,800	2,814,800
Switzerland(v)	2,382,200	1,011,900	651,900	399,300	586,700	986,000	502,300	2,140,200	213,200
Ireland	938,600	435,900	380,500	—	289,300	289,300	325,500	995,300	98,000
Poland	3,562,500	1,490,000	1,241,300	207,300	1,068,800	1,276,100	667,200	3,184,600	16,200
Slovakia	620,100	192,900	141,800	29,500	142,100	171,600	87,900	401,300	—
Total	25,879,100	10,711,800	9,367,200	783,500	7,413,300	8,196,800	7,368,300	24,932,300	6,362,600

	Subscriber Variance Table — March 31, 2020 vs. December 31, 2019
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	87,100	(1,600)	8,200	—	(65,600)	(65,600)	(26,400)	(83,800)	40,900
Belgium	9,000	(7,500)	8,100	(17,300)	2,700	(14,600)	(6,200)	(12,700)	6,400
Switzerland(v)	9,400	(16,400)	(9,500)	(8,900)	(6,500)	(15,400)	(4,200)	(29,100)	12,500
Ireland	3,600	500	2,300	—	8,900	8,900	(9,600)	1,600	400
Poland	14,700	6,200	11,700	10,700	1,800	12,500	(7,200)	17,000	7,200
Slovakia	1,100	(100)	1,200	700	(400)	300	800	2,300	—
Total organic change	124,900	(18,900)	22,000	(14,800)	(59,100)	(73,900)	(52,800)	(104,700)	67,400

Q1 2020 Adjustments:
Switzerland	—	(10,500)	—	(10,500)	—	(10,500)	—	(10,500)	—
Ireland	(4,900)	—	—	—	—	—	—	—	—
Total adjustments	(4,900)	(10,500)	—	(10,500)	—	(10,500)	—	(10,500)	—

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 68,900 subscribers who have requested and received this service

(ii)	We have approximately 28,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 189,300 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2020, our mobile subscriber count included 427,200 and 233,400 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers broadband internet, enhanced video and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2020, Switzerland’s partner networks account for 116,000 Fixed-Line Customer Relationships, 295,300 RGUs, which include 107,800 Internet Subscribers, 102,800 Enhanced Video Subscribers and 84,700 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1
The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.

2
During the fourth quarter of 2019, we changed the presentation of our consolidated reportable segments with respect to certain operating costs related to our centrally-managed technology and innovation function. For additional information and detail of the impact to our consolidated reportable segments, see the Appendix.

3
Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.

4
Our debt and net debt ratios are defined as total debt and net debt, respectively, divided by OCF for the last twelve months (LTM OCF). Prior to December 31, 2019, we presented our debt and net debt ratios under an annualized OCF approach using the OCF from the most recent quarter (LQA OCF). For comparative purposes we have included both the debt and net debt ratios under the LQA method below. Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc and Lions Gate Entertainment Corp. For additional information on our investments, see note 7 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our debt and net debt to LTM OCF and LQA OCF ratios as of March 31, 2020 (in millions, except ratios):

As of and for the twelve months ended March 31, 2020
Debt to LTM OCF:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$27,467.0
Principal related projected derivative cash payments	(962.7)
ITV Collar Loan	(1,341.9)
Lionsgate Collar Loan	(55.3)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$25,107.1

LTM OCF	$4,826.6
Debt to LTM OCF ratio	5.2

Net Debt to LTM OCF:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$25,107.1
Cash and cash equivalents and investments held under separately managed accounts	(7,414.5)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$17,692.6

LTM OCF	$4,826.6
Net debt to LTM OCF ratio	3.7

As of and for the quarter ended March 31, 2020
Debt & Net Debt to LQA OCF:
LQA OCF	$4,601.2
Debt to LQA OCF	5.5
Net debt to LQA OCF	3.8

5	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

6
Our aggregate unused borrowing capacity of $2.9 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2020 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available, with the exception of the VM Credit Facilities, which will have borrowing capacity limited to £761.7 million ($944.3 million), and the UPC Holding Bank Facility, which will have borrowing capacity limited to €652.0 million ($715.3 million), each with no additional restriction to loan or distribute. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2020.

Glossary

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted Free Cash Flow (FCF): net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our Discontinued Operations, as applicable. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding our Adjusted Free Cash Flow that excludes the Discontinued Operations, we also present Adjusted Free Cash Flow on a pro forma basis for the three months ended March 31, 2019 as if the sale of the Discontinued Operations had been completed on January 1, 2019.

	Three months ended
	March 31,
	2020	2019
	in millions

Continuing operations:
Net cash provided by operating activities	$449.8	$306.3
Cash payments for direct acquisition and disposition costs	0.5	12.4
Expenses financed by an intermediary(i)	722.8	564.0
Capital expenditures, net	(347.8)	(331.3)
Principal payments on amounts financed by vendors and intermediaries	(1,121.0)	(1,162.8)
Principal payments on certain finance leases	(21.3)	(13.1)
Adjusted FCF	$(317.0)	(624.5)

Pro forma adjustments related to the sale of the Discontinued Operations:
Interest and derivative payments(ii)		26.9
Transitional services agreements(iii)		38.9
Pro forma Adjusted FCF(iv)		$(558.7)
_______________

(i)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(ii)
Represents the estimated interest and related derivative payments made by UPC Holding associated with our discontinued UPC Holding operations in Hungary, Romania and the Czech Republic during the applicable period. These estimated payments are calculated based on Hungary, Romania and the Czech Republic’s pro rata share of UPC Holding's OCF and UPC Holding's aggregate interest and derivative payments during the applicable period. Although we believe this adjustment to interest and related derivative payments results in a reasonable estimate of the annual ongoing interest and related derivative payments that will occur in relation to the continuing UPC Holding operations, no assurance can be given that the actual interest and derivative payments will be equivalent to the amounts presented. No pro forma adjustments were required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments were direct obligations of the entities being disposed. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iii)
Represents our preliminary estimate of the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations had occurred on January 1, 2019. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transitional services agreements during the first 12 months following the completion of the sale of the Discontinued Operations, less the estimated incremental costs that we expect to incur to provide such transitional services. As a result, the pro forma adjustments during the year ended March 31, 2019 include $38.2 million related to our discontinued operations in Germany, Hungary, Romania and the Czech Republic and $0.7 million related to our discontinued DTH business.

(iv)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued Operations had been completed on January 1, 2019. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: the number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF for our continuing operations is presented in the following table:

	Three months ended
	March 31,
	2020	2019
	in millions

Operating income	$280.6	$105.5
Share-based compensation expense	55.2	67.3
Depreciation and amortization	783.5	939.6
Impairment, restructuring and other operating items, net	31.0	70.9
Total OCF	$1,150.3	$1,183.3

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of OCF.

A reconciliation of our total OCF to total OFCF for our continuing operations is presented in the following table:

	Three months ended
	March 31,
	2020	2019
	in millions

Total OCF	$1,150.3	$1,183.3
Property and equipment additions	(654.4)	(698.6)
Total OFCF	$495.9	$484.7

OFCF margin: OFCF margin is calculated by dividing OFCF by total revenue for the applicable period.

Property and equipment additions (P&E additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental OCF, P&E and OFCF information

The following table presents (i) OCF, (ii) property and equipment additions, (iii) OFCF and (iv) percentage change from period to period for OCF and OFCF on both a reported and rebased basis for each of our consolidated reportable segments:

	Three months ended March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

OCF(i):
U.K./Ireland	$655.4	$692.2	(5.3)	(3.5)
Belgium	331.6	339.0	(2.2)	0.6
Switzerland	134.1	156.3	(14.2)	(16.0)
CEE	54.3	53.7	1.1	4.8
Central and Corporate	(25.1)	(59.3)	57.7	5.4
Intersegment eliminations	—	1.4	N.M.	N.M.
Total OCF	$1,150.3	$1,183.3	(2.8)	(3.6)

Property and equipment additions(ii):
U.K./Ireland	$346.6	$395.3
Belgium	141.6	141.7
Switzerland	69.2	58.6
CEE	18.9	21.7
Central and Corporate	78.1	81.3
Total property and equipment additions	$654.4	$698.6

OFCF(i) (ii):
U.K./Ireland	$308.8	$296.9	4.0	5.8
Belgium	190.0	197.3	(3.7)	(1.2)
Switzerland	64.9	97.7	(33.6)	(34.5)
CEE	35.4	32.0	10.6	15.3
Central and Corporate	(103.2)	(140.6)	26.6	2.0
Intersegment eliminations	—	1.4	N.M.	N.M.
Total OFCF	$495.9	$484.7	2.3	(2.4)
_______________

(i)	Includes the Centrally-held Operating Cost Allocations, as defined and described below.

(ii)	Excludes the Centrally-held P&E Attributions, as defined and described below.

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, we changed the presentation of certain operating costs related to our centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, which we refer to as the “Centrally-held Operating Cost Allocations”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the OCF of our operating segments. Segment information for the three months ended March 31, 2019 has been revised in our reported U.S. GAAP disclosures to reflect this change. The following table provides a summary of the impact on the OCF of our consolidated reportable segments and Central and Corporate that resulted from the Centrally-held Operating Cost Allocations.

	Three months ended March 31,
	2020	2019
	in millions
Increase (decrease) to OCF:
U.K./Ireland	$(12.1)	$(16.1)
Switzerland	(4.8)	(6.8)
CEE	(2.5)	(3.5)
Central and Corporate	19.4	26.4
Total Liberty Global	$—	$—

Centrally-held Property & Equipment Attributions
Property and equipment additions presented for Central and Corporate include certain capital costs incurred for the benefit of our operating segments. Generally, for purposes of the consolidated financial statements of our borrowing groups, the expense associated with these capital costs is allocated and/or charged to our operating segments as related-party fees and allocations in their respective statements of operations over the period in which the operating segment benefits from the use of the Central and Corporate asset. Related-party fees and allocations are excluded from the reported OCF metric of these borrowing groups. These amounts are based on (i) our estimate of its share of underlying costs, (ii) our estimate of its share of the underlying costs plus a mark-up or (iii) commercially-negotiated rates. These charges and allocations differ from the attributed OFCF approach, as further described below.

For internal management reporting and capital allocation purposes, we evaluate the OFCF of our operating segments on an "attributed" basis, whereby we estimate and attribute certain capital costs incurred by Central and Corporate to our operating segments as if that operating segment directly incurred its estimated share of the capital costs in the same period the costs were incurred by Central and Corporate. These capital costs represent assets that are jointly used by our operating segments. In the context of evaluating our operating segments, we believe this non-GAAP approach, which we refer to as the "Centrally-held Property and Equipment Attributions", is a meaningful measure as it represents a transparent view of what the estimated capital spend for our operating segments might be if they were to operate as a stand-alone business (excluding, among other considerations, any impact from lost economies of scale) and allows us to more accurately (i) review capital trends by operating segment, (ii) perform benchmarking between operating segments and (iii) drive alignment and accountability between Central and Corporate and our operating segments with respect to our consolidated capital spend. The amounts attributed to each operating segment are estimated based on (a) actual costs incurred by Central and Corporate, without any mark-up, and (b) each respective operating segment's estimated use of the associated assets.

The below table summarizes the Centrally-held Property and Equipment Attributions, consistent with our internal management reporting approach. This presentation is for illustrative purposes only and is intended as a supplement to, and not a substitute for, our U.S. GAAP presentation of the property and equipment additions of our reportable segments.

	Three months ended March 31,
	2020	2019
	in millions
Increase (decrease) to property and equipment additions:
U.K./Ireland	$34.9	$26.5
Belgium	3.1	—
Switzerland	10.1	8.8
CEE	6.9	5.3
Central and Corporate	(55.0)	(40.6)
Total Liberty Global	$—	$—